Exhibit 99.1
DENBURY RESOURCES INC.
PRESS RELEASE
Denbury Enters Into Agreement to Sell Oil and Natural Gas Properties
Reports Initial Production from Delhi Field
Enters Into Additional Oil Commodity Contracts
News Release
Released at 7:30 AM CDT
     PLANO, Texas — April 5, 2010 — Denbury Resources Inc. (NYSE: DNR) (“Denbury” or the “Company”) announced today that it has entered into an agreement with Quantum Resources Management, LLC, a privately held Houston-based company, to sell certain of its oil and natural gas properties recently acquired in the merger with Encore Acquisition Company for a sales price of $900 million (before closing adjustments). The properties to be sold are primarily located in the Permian Basin in West Texas and southeastern New Mexico; the Mid-continent area, which includes the Anadarko Basin in Oklahoma, Texas and Kansas; and the East Texas Basin. The sale properties do not include the Company’s Haynesville Shale, Paradox Basin, Cleveland Sand Play and Tuscaloosa Marine Shale properties. The sale is expected to close in May 2010 and is subject to satisfactory completion of customary due diligence and closing conditions. The agreement contemplates an effective date of May 1, 2010, and consequently operating net revenues after May 1, net of capital expenditures, along with any other purchase price adjustments, will be accounted for as an adjustment to the ultimate sales price.
     Production attributable to the properties being sold is estimated at approximately 13,000 barrels of oil equivalent per day (approximately 2/3rds natural gas) and the December 31, 2009 proved reserves on these properties based on SEC prices as of that date were estimated to be approximately 54 million barrels of oil equivalent (approximately 64% natural gas). The proceeds from the sale will primarily be used to pay down the Company’s $1.6 billion bank credit facility, which had $800 million outstanding at March 31, 2010. The Company’s bank credit facility may be re-determined by the Company’s lenders as a result of the sale and could potentially be reduced; however, the Company currently believes that any such reduction would be minor relative to the sales proceeds. RBC Richardson Barr acted as advisor to Denbury on the asset sale.
Initial Production from Delhi Field
     The Company also reported today that tertiary oil production from Delhi Field began in March 2010, a little earlier than forecasted. The Company began injecting CO2 at Delhi Field back in November 2009. During the last two weeks of March, gross production from the field averaged more than 200 barrels of oil per day from three wells in the first injection pattern.
New Oil Commodity Derivative Contracts

     The Company recently added costless collar oil derivative contracts for the first half of 2011, covering 15,000 barrels of oil per day with a floor price of $70.00 and an average ceiling price of $97.46.
     Phil Rykhoek, Chief Executive Officer, stated, “We are pleased that we were able to reach an agreement to sell these former Encore properties at an equitable price so quickly. This transaction significantly reduces our debt, frees up our bank credit line, restores our balance sheet to leverage ratios more in line with pre-acquisition levels, and allows us to focus our attention on our core assets. We still plan to market the Haynesville assets that were not part of this sales package, but even if the bids are unacceptable, with this transaction we will have met our 2010 de-levering goals. Other good things are happening as evidenced by the sooner than expected production at our newest CO2 flood, Delhi Field (Phase 5). We expect continued production growth from Delhi Field throughout this year and possibly enough production response by mid-2010 to recognize proved reserves. We will share additional operational results on Tuesday, April 13th at the IPAA conference in New York, where we will present an updated presentation which will include information on our latest Bakken wells. These slides will be posted on our web site (http://www.denbury.com/) prior to that presentation. We remain enthused about our oil-weighted franchise and our prospects for the future.”
     Denbury Resources Inc. (http://www.denbury.com/) is a growing independent oil and gas company. The Company is the largest oil and natural gas operator in Mississippi and Montana, owns the largest reserves of CO2 used for tertiary oil recovery east of the Mississippi River, and holds significant operating acreage in the Rockies and Gulf Coast. The Company’s goal is to increase the value of acquired properties through a combination of exploitation, drilling and proven engineering extraction practices, with its most significant emphasis relating to tertiary recovery operations.
     This press release, other than historical financial information, contains forward looking statements that involve risks such as those involved in oil and gas operations and those due to price volatility, and uncertainties as to production levels, commodity prices, proved reserves, and financial results as detailed in the Company’s filings with the Securities and Exchange Commission, including its reports on Form 10-K and 10-Q. These reports are incorporated by reference as though fully set forth herein. These statements are based on assumptions concerning commodity prices, existing market conditions, scheduling, drilling and completion results and costs and engineering assumptions that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are both subject to a wide range of business risks, and there is no assurance that these goals and projections can or will be met. Actual results may vary materially.
For further information contact:
Phil Rykhoek, Chief Executive Officer, 972-673-2000
Mark Allen, Chief Financial Officer, 972-673-2000
www.denbury.com